NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 31, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 20, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Gates Industrial Corporation plc (Old Gates) changed its jurisdiction of incorporation from England and Wales to Bermuda which became effective before market open on July 20, 2026. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of Gates Industrial Corporation plc (Old Gates) Common Shares and does not affect the continued listing on the NYSE of Gates Industrial Corporation Ltd. (New Gates) Common Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions, Gates Industrial Corporation Ltd. (Old) was suspended from trading on July 20, 2026.